Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NCI Building Systems, Inc. 2013 Long-Term Stock Incentive Plan of our report dated December 19, 2018, except with respect to the effects of the change in the composition of reportable segments, change in the income statement presentation of service cost and other components for defined benefit pension and other postretirement benefit plans, and change in presentation of restricted cash in the statement of cash flows as discussed in Notes 1, 3, and 20 as to which the date is February 19, 2019, with respect to the consolidated financial statements of Cornerstone Building Brands, Inc. (formerly named NCI Building Systems, Inc.) and our report dated December 19, 2018 with respect to the effectiveness of internal control over financial reporting of Cornerstone Building Brands, Inc. (formerly named NCI Building Systems, Inc.) included in its Current Report on Form 8-K dated February 19, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 13, 2019
Houston, Texas